Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is entered into as of the date last written below by and between SeaChange International, Inc. (the “Company” or “SeaChange”) and Raghavendra Rau (“Executive”) (individually, a “Party,” and collectively, the “Parties”). The Parties hereby agree as follows:

1. Resignation from Employment; Benefits. The Parties acknowledge and agree that Executive has resigned from employment with the Company, effective October 20, 2014 (the “Separation Date”). For a period of 1 year from the Separation Date (the “Consulting Services Term”), the Executive will provide Consulting Services as described in Section 10 (Consulting Services and Cooperation).

Executive will be paid no later than the next regular payroll date that falls on or after the Separation Date for all base salary earned through the Separation Date, together with all accrued but unused paid vacation time as of the Separation Date. Following the Separation Date, Executive agrees that he is not entitled to any salary, bonus, equity or other compensation from SeaChange, except as expressly set forth herein.

For the period subsequent to the Separation Date, Executive may be eligible to elect continued group health and dental insurance coverage pursuant to the federal law known as COBRA. Notification of Executive’s COBRA rights will be sent under separate cover. Effective on the Separation Date, Executive’s entitlement to or participation in any and all other Company benefits, benefit plans, policies or programs shall cease, except as expressly set forth herein.

2. Resignation from Other Positions; Transfer of Subsidiary Interests. Executive shall and hereby does resign from all officer, director and other positions with SeaChange and all of its subsidiaries (including but not limited to his positions as Chief Executive Officer and as a member of the Board of Directors of SeaChange) effective on the Separation Date. Executive hereby sells, transfers and assigns to the Company, for consideration of $1.00 in the aggregate, any shares of capital stock or other equity interests of any of the Company’s subsidiaries that may be owned by the Executive.

3. Severance. In consideration of Executive’s execution and subject to Executive’s non-revocation of this Agreement, the Company will:

a. pay Executive a total of $1,125,900 which includes $1,100,000 in severance and $25,900 in housing reimbursement, less applicable taxes and withholdings (the “Severance Pay”), to be paid in two equal payments of $562,950 on November 1, 2014, and February 1, 2015, or, if earlier, upon the death of the Executive; and

b. waive any continuing employment requirement applicable to the vesting of any unvested stock options and restricted stock units previously granted to Executive that are outstanding on the Separation Date, as set forth in Section 4(b) (Equity) below and the entirety of which are listed on Exhibit A hereto.

4. Bonus; Equity.

a. Fiscal Year 2015 Bonus. Except for the payments and rights set forth in this Agreement, Executive acknowledges and agrees that he is not eligible for any other amounts, including, without limitation, bonus compensation for the fiscal year 2015.

b. Equity. The Parties acknowledge and agree that Executive’s equity awards as of the Separation Date under the Company’s Amended and Restated 2011 Equity Compensation and Incentive Plan (the “Equity Plan”) are as set forth in Exhibit A hereto. Executive’s stock options and restricted stock units shall continue to be governed by the terms and conditions set forth in the Equity Plan and the agreements evidencing such awards, which shall continue in full force and effect following execution of this Agreement, subject to the following modifications:

(i)	Executive currently has 76,529 unvested RSUs (the “Unvested RSUs”). All such Unvested RSUs will continue to vest following the Separation Date, until February 1, 2015 at which time all Unvested RSU’s will be accelerated and fully vested.

(ii)	Executive currently has 6,250 unvested stock options (the “Unvested Stock Options”). All such Unvested Stock Options will continue to vest following the Separation Date, until February 1, 2015 at which time all Unvested Stock Options will be accelerated and fully vested.

(iii)	Executive shall have until and including January 19, 2016 to exercise any stock options listed on Exhibit A.

Consistent with the Company’s Corporate Governance Guidelines, Executive shall not sell any Company stock for a period of ninety (90) days following the Separation Date.

5. Section 409A Compliance. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

6. Release of Claims. Executive, on behalf of himself and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, voluntarily releases and discharges SeaChange International, Inc. and each of its predecessors, successors, subsidiaries, investors and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, consultants, representatives, insurers, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Executive has, claims to have, ever had, or ever claimed to have had against Releasees through the date last written below. This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and separation from employment with SeaChange; all Claims relating to Executive’s positions and duties with SeaChange; all Claims relating to Executive’s equity and other rights as to SeaChange; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any similar applicable state laws; and all other statutory or common law Claims. Executive also waives any Claim for reinstatement, attorneys’ fees, interest, or costs, and all Claims for wages, bonuses, severance, equity or other compensation, provided that this Release shall not be construed to impair (i) any rights pursuant to any qualified retirement or welfare benefit plan maintained by the Company, (ii) any rights to be indemnified by the Company pursuant to the Company’s articles of incorporation or bylaws, applicable law, or rights under any Company D & O policy, or (iii) Executive’s rights under this Agreement. Additionally, nothing in this Agreement shall be interpreted to prohibit Executive from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency. However, by signing this Agreement, Executive acknowledges that he is waiving any and all rights to money damages and any other relief that might otherwise be available should he or any other entity pursue claims against the Releasees.

7. Non-Filing of Complaint or Charges. Executive represents that he has not filed any complaint or charge against any of the Releasees with any local, state or federal agency or court, or assigned any of the Claims released in Section 6 (Releases of Claims) to any third party.

8. Affirmation of Existing Agreement. Regardless of whether Executive signs this Agreement, the Employee Noncompetition, Nondisclosure and Developments Agreement with the Company (the “Existing Agreement”), a copy of which is attached hereto as Exhibit B, shall remain in full force and effect following the Separation Date. Executive represents and acknowledges that Executive has at all times complied with the Existing Agreement, and will continue to do so following the Separation Date.

9. Return of Information and Property. Executive represents and warrants that he has either returned or will return to Laura Watson, Vice President of HR, on or before the Separation Date any and all Company property and documents; provided that (a) Executive shall be permitted to retain his current cell phone number, although all Company-paid services relating to his cell phone and the devices listed in Section 9(b) shall cease on the Separation Date; and (b) the Company shall return to Executive his current iPhone, iPad, and Macbook laptop once the Company has removed all Company information and data from such devices. Executive further agrees that on and after the Separation Date, he will not for any purpose attempt to access or use any SeaChange computer or computer network or system, including its servers and electronic mail system. Executive also represents that he has left intact all of the Company’s electronic files, including those that he developed or helped develop during his employment with the Company.

10. Consulting Services and Cooperation. In consideration of the extension of the right to exercise Executive’s Stock Options described in Section 4(b)(iii) above, Executive agrees that upon request by SeaChange, during the Consulting Services Term, Executive shall provide, at mutually agreeable times and in reasonable amounts, assistance to and cooperation with SeaChange in order to ensure a smooth transition of his duties and responsibilities. In addition, Executive agreed to make himself available as reasonably requested by the Company, to provide such services and duties as the Company reasonably requests, including, without limitation, providing training, advice and assistance to the Company and the new Chief Executive Officer.

During the Consulting Services Term and at all times thereafter, Executive agrees to cooperate fully with SeaChange in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of SeaChange or its predecessors, subsidiaries, affiliates or any of their current or former partners, investors, agents, employees, officers, or directors and which relate to events or occurrences that transpired or are alleged to have transpired during his employment or affiliation with SeaChange. Such cooperation shall include, without implication of limitation, being available to meet at mutually agreeable times with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by SeaChange.

SeaChange shall reimburse Executive for reasonable documented out-of-pocket expenses incurred by Executive in connection with fulfilling services requested by SeaChange pursuant to this Section 10.

11. Non-Disparagement. Executive agrees not to make any statement, written or oral, which disparages SeaChange or any of its services, subsidiaries, affiliates, shareholders, investors, partners, members, directors, officers, employees, or agents. Executive further agrees not to make any statement or take any action which has the intended or foreseeable effect of harming SeaChange. For its part, the Company agrees that (i) neither its current Officers nor its current Board members shall make any statement, written or oral, which disparages Executive; and (ii) the Company shall not include any written statements that disparage the Executive in any official public Company announcement.

Nothing in this Section 11 herein shall prohibit either Party from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or from making any truthful disclosure required by law; provided, however, that in the event of such a disclosure, each Party agrees to provide advance written notice to the non-disclosing Party of his/its intent to make such disclosures and provided that best efforts will be used by the Parties to ensure that this Section 11 is complied with to the maximum extent possible. Moreover, nothing herein shall prevent Executive from participating in any proceeding before any federal or state administrative agency to the fullest extent permitted by applicable law, provided that he will be prohibited to the fullest extent authorized by law from obtaining monetary damages and any other relief in any agency proceeding in which he does so participate.

12. Accord and Satisfaction. It is expressly agreed that the payments and benefits set forth in this Agreement, together with all other payments and benefits previously provided to Executive by SeaChange, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Releasees to Executive, including but not limited any obligations of SeaChange to Executive pursuant to both (x) the offer letter, dated as of April 30, 2012, by and between SeaChange and Executive and (y) that certain Change-in-Control Severance Agreement, dated as of April 30, 2012, by and between the Company and Executive, each of which shall be and hereby are terminated and of no further force or effect.

13. Further Assurances. The Parties agree to execute, acknowledge (if necessary), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement.

14. Remedy for Breach. Executive understands and agrees that SeaChange may terminate Executive’s rights pursuant to this Agreement if Executive violates this Agreement (including compliance with the Existing Agreement). If Executive breaches the provisions of the Existing Agreement and does not cure such breach within ten (10) days written notice thereof by SeaChange, SeaChange shall have the right to recover from Executive any Severance Pay paid to Executive or on Executive’s behalf during any time periods following the commencement of any such breach. If Executive breaches his obligation to provide consulting services pursuant to Section 10 (Consulting Services and Cooperation) and does not cure such breach within ten (10) days written notice thereof by SeaChange, SeaChange shall have the right to terminate the rights granted to Executive pursuant to Section 4(b)(iii). The Parties further agree that a breach of Sections 7 (Non-Filing of Complaint or Charges), 8 (Affirmation of Existing Agreement), 9 (Return of Information and Property), 10 (Consulting Services and Cooperation) and/or 11 (Non-Disparagement) herein would result in irreparable harm to the non-breaching Party, that money damages would not provide an adequate remedy, and, therefore, that in addition to any other rights that the non-breaching Parties may have, the non-breaching Party shall have the right to specific performance and injunctive relief, without the necessity of posting a bond, in the event of a breach any of those Sections of this Agreement. In addition, in the event of any violation of those Sections of this Agreement, the non-breaching Party shall be entitled to recover its attorneys fees and costs incurred in connection with any efforts to enforce its rights under this Agreement.

15. Voluntary Waiver and Acknowledgement. Executive acknowledges that he has had the opportunity to consult with the attorney of his choice in connection with executing this

Agreement, and that he has been given the opportunity, if so desired, to consider this Release for twenty-one (21) days before executing it. If Executive does not sign this Agreement and return it to Anthony Dias, Chief Financial Officer, at the Company’s principal business address so that it is received within twenty-one (21) days of the Separation Date, it will not be valid. In the event that Executive executes this Release within less than 21 days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire 21-day period. Any change to this Agreement, whether material or otherwise, will not re-start this 21-day period.

The Parties acknowledge that, for a period of seven (7) days from the date that Executive signs this Agreement (the “Revocation Period”), he will retain the right to revoke this Agreement by written notice to Anthony Dias, Chief Financial Officer, at the Company’s principal business address, received before the end of the Revocation Period, and that this Agreement will not become effective or enforceable until the expiration of the Revocation Period.

Executive agrees that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by any of the Releasees with regard to the subject matter, basis or effect of this Agreement.

16. Entire Agreement. With the exception of the Equity Plan, the agreements evidencing the equity awards listed on Exhibit A, and the Corporate Governance Guidelines and the Existing Agreement, all of which shall survive in full force and effect except as expressly amended herein, this Agreement constitutes the entire understanding and agreement of the Parties regarding the matters set forth herein and supersedes any prior communications, agreements and understandings, written or oral, with respect to the matters set forth herein.

17. Other Terms. This Agreement may be modified only by a written agreement signed by Executive and an authorized officer of SeaChange. The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard for the conflict of laws principles thereof. Any proceeding arising out of or relating to this Agreement shall be brought solely in the federal or state courts located in Suffolk County, Massachusetts. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MATTERS CONTEMPLATED HEREBY OR THEREBY. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Executive or any of the Releasees. If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected and shall be enforced to the maximum extent permitted by law. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns, except that Executive’s obligations herein are personal and may not be assigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last written below.

/s/ Raghavendra Rau		October 21, 2014
Raghavendra Rau		DATE

SEACHANGE INTERNATIONAL, INC.

By	/s/ Thomas F. Olson	October 21, 2014
Name:	Thomas F. Olson	DATE
Title:	Chairman of the Board

Exhibit A

Equity Awards

Restricted Stock Unit Awards

Grant Date	Shares Granted	Vested	Unvested	Unvested Vesting Dates
7/15/2010	18,000	18,000	0
12/6/2010	12,000	12,000	0
12/1/2011	5,796	5,796	0
1/3/2012	5,796	5,796	0
1/18/2012	25,000	16,664	8,336	11/30/2014
2/1/2012	5,796	5,796	0
3/1/2012	5,796	5,796	0
4/2/2012	5,796	5,796	0
4/30/2012	60,827	40,552	20,275	5/1/2015
2/1/2013	32,960	10,985	21,975	2/1/2015, 2/1/2016
4/21/2014	25,943	0	25,943	1/31/2015

Stock Options

Grant Date	Shares Granted	Price	Vested		Unvested	Unvested Vesting Dates
1/18/2012	150,000	$6.74	143,172	*	6,250	11/30/2014
4/30/2012	875,000	$8.22	875,000		0

*	578 options were cancelled.

Exhibit B

EMPLOYEE NONCOMPETITION, NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment or continued employment by SeaChange International, Inc. (the “Company”), I hereby agree with the Company as follows:

1. During the period of my employment by the Company (the “Employment Period”), I will devote my full time and best efforts to the business of the Company. Further, during the period of my employment by the Company and for one year thereafter, I agree that I will not, directly or indirectly, alone or as a partner, officer, director, employee or stockholder of any entity, (a) engage in any business activity which is in competition with the products or services being developed, manufactured or sold by the Company or (b) solicit, interfere with or endeavor to entice away any employee of the Company. The period following the termination of my employment during which these restrictions apply (the “Post employment Period”) shall be extended by the length of any period of time during the Post-employment Period during which I am in violation of this paragraph.

2. I will not at any time, whether during or after the Employment Period, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. Further, I agree that during and after the Employment Period I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

3. If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned me by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then:

(a) such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

(b) I shall promptly disclose to the Company (or any persons designated by it) each such Development

(c) as may be necessary to ensure the Company’s ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire In the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and .

(d) I shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

4. I will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

5. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. I further agree and acknowledge that the postemployment non-competition provision set forth in Paragraph 1 hereof, and the remedies set forth in this paragraph, are necessary and reasonable to protect the business of the Company.

6. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

7. No claim of mine against the Company shall serve as a defense against the Company’s enforcement of any provision of this Agreement.

6. I represent that the Developments identified in the pages, if any, attached hereto as Exhibit A comprise all the unpatented and unregistered copyrightable Developments which I have made, conceived or created prior to the Employment Period, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title and purpose of such Developments but not details thereof.

9. I further represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

10. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

11. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

12. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

13. The term “Company” shall include SeaChange International, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to Its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

14. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in Boston, Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of             , 2012.

Signature

EXHIBIT A

Prior Developments